                                                FILED PURSUANT TO RULE 424(B)(3)
PROSPECTUS SUPPLEMENT NO. 2                 REGISTRATION STATEMENT NO. 333-21603
(To Prospectus Dated March 18, 1997, As Supplemented
By Prospectus Supplement No. 1 Dated April 8, 1997)

                   [CENTRAL GARDEN & PET LOGO APPEARS HERE]

                                  $115,000,000
                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2003
                                      AND
                             SHARES OF COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF

     This Prospectus Supplement supplements information contained in that certain Prospectus dated March 18, 1997, as amended or supplemented (the "Prospectus") of Central Garden & Pet Company relating to the potential sale from time to time of up to $115,000,000 aggregate principal amount of Notes and the Conversion Shares by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Notes and Conversion Shares beneficially owned by such Selling Securityholder that may be offered pursuant to the Prospectus:

The J.W. McConnell Family Foundation...  600,000  *       21,428    *    *

     The lines "Stark International ... 7,145,000, 6.2, 255,178, 1.7, 1.0";
"Shepard Investments International, Ltd. ... 6.2, 255,178, 1.7, 1.0"; "Equitable
Life Assurance-Separate Account Convertibles ... 1,305,000, 1.1, 46,607, *, *"; "Hudson River Trust Balanced Portfolio ... 585,000, *, 20,892, *, *"; "Memphis Light, Gas & Water Retirement Fund ... 580,000, *, 20,714, *, *"; "Hudson River Trust Growth Investors ... 465,000, *, 16,607, *, *"; "Columbia/HCA Money Purchase Plan ... 435,000, *, 15,535, *, *"; "The Hudson River Trust Growth & Income Account ... 375,000, *, 13,392, *, *"; "The Hotel Union & Industry of Hawaii ... 190,000, *, 6,785, *, *"; "The HCA Foundation ... 150,000, *, 5,357,
*, *"; "Equitable Life Assurance Separate Account Balanced ... 100,000, *, 3,571, *, *"; "The Hotel Union-ILWU Pension Trust ... 70,000, *, 2,500, *, *";
"David Lipscomb University General Endowment ... 45,000, *, 1,607, *, *" and "Any other holder of Notes or future transferee from any such holder ... 11,824,000, 10.3, 422,285, 2.8, 1.7" (other than the footnotes thereto which remain unchanged) contained in the table set forth in the Prospectus under the caption "Selling Securityholders" shall be deleted in their entirety and replaced with the following:


Reliant Trading................................   7,145,000  6.2  255,178  1.7  1.0
Shepard Trading Limited........................   7,145,000  6.2  255,178  1.7  1.0
Equitable Life Assurance-Separate Account
 Convertibles..................................   1,665,000  1.5   59,464   *    *
Hudson River Trust Balanced Portfolio..........     745,000   *    26,607   *    *
Memphis Light, Gas & Water Retirement Fund.....     720,000   *    25,714   *    *
Hudson River Trust Growth Investors............     565,000   *    20,178   *    *
Columbia/HCA Money Purchase Plan...............     545,000   *    19,464   *    *
The Hudson River Trust Growth & Income
 Account.......................................     455,000   *    16,250   *    *
The Hotel Union & Industry of Hawaii...........     245,000   *     8,750   *    *
The HCA Foundation.............................     190,000   *     6,785   *    *
Equitable Life Assurance Separate Account
 Balanced......................................     135,000   *     4,821   *    *
The Hotel Union-ILWU Pension Trust.............      80,000   *     2,857   *    *
David Lipscomb University General Endowment....      55,000   *     1,964   *    *
Any other holder of Notes or future or future
   transferee from any such holder(8)(9).......  10,124,000  8.8  361,571  2.4  1.4

     All information in this Prospectus Supplement is as of May 12, 1997.

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 14, 1997